UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 27, 2009
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11311 (Commission File Number)	13-3386776 (IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI (Address of principal executive offices)	48033 (Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
As previously disclosed, in connection with the emergence of Lear Corporation (“Lear”) from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code on November 9, 2009 (the “Effective Date”) and pursuant to Lear’s First Amended Joint Plan of Reorganization (as amended and supplemented, the “Plan”), to the extent Lear had liquidity on the Effective Date in excess of $1.0 billion, subject to certain working capital and other accruals and adjustments, the amount of such excess would be utilized, (i) first, to prepay Lear’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) in an aggregate stated value of up to $50,000,000; (ii) then, to prepay Lear’s second lien credit facility (the “Second Lien Facility”) in an aggregate principal amount of up to $50,000,000; and (ii) thereafter, to reduce Lear’s first lien credit facility (the “First Lien Facility”) (such prepayments and reductions, the “Excess Cash Paydown”).
On November 27, 2009, Lear determined its liquidity as of the Effective Date for purposes of the Excess Cash Paydown, which consisted of approximately $1.5 billion in cash and cash equivalents. After giving effect to a working capital adjustment of approximately $200,000,000 and other accruals and adjustments, the resulting aggregate Excess Cash Paydown was $221,887,440. The Excess Cash Paydown was applied, in accordance with the Plan, (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of $50,000,000; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of $50,000,000; and (iii) third, to reduce the First Lien Facility by an aggregate principal amount of $121,887,440.
On November 27, 2009, Lear elected to make the delayed draw provided for under the First Lien Facility in the amount of $175,000,000. Following such delayed draw funding, and when combined with Lear’s initial draw under the First Lien Facility of $200,000,000 on the Effective Date and after giving effect to the Excess Cash Paydown, the aggregate principal amount outstanding under the First Lien Facility is $375,000,000. Additionally, after giving effect to the Excess Cash Paydown, the aggregate outstanding stated value of the Series A Preferred Stock is $450,000,000, and the aggregate principal amount outstanding under the Second Lien Facility is $550,000,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation
Date: December 2, 2009	By:	/s/ Matthew J. Simoncini
		Name:	Matthew J. Simoncini
		Title:	Senior Vice President and Chief Financial Officer